Exhibit 99.1
Hanmi Financial Corp. Extends Closing of
Securities Purchase Agreement
— Initial $6.9 Million Held in Escrow —
LOS ANGELES – August 3, 2009 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that the purchase of securities by a Korean investor, previously expected to close by July 31, is now expected to be completed by September 30.
As announced in a June 15, 2009 press release, on June 12, 2009 Hanmi Financial Corp. (“Hanmi”) entered into a definitive agreement with Leading Investment & Securities Co., Ltd. (“Leading”), a Korean securities broker-dealer, whereby Leading committed to invest up to $11 million in common equity capital in Hanmi.
According to Jay S. Yoo, President and Chief Executive Officer of Hanmi, the securities purchase agreement has been amended to accommodate the anticipated closing date. In the meantime, said Mr. Yoo, the initial investment of $6.9 million is currently being held in an escrow account pending a review of the proposed investment by the Board of Governors of the Federal Reserve System.
“We hope to be in a position to complete the initial $6.9 million in the near future and the balance of $4.1 million by the end of September,” said Mr. Yoo. “If completed as expected, Leading’s investment will strengthen Hanmi’s capital reserves, and it will likewise enhance Hanmi’s ability to compete in today’s recessionary environment.”
As stated in the June 15 press release, Hanmi is also in active negotiations relating to a larger equity capital infusion. IWL Partners, a Korean private equity fund and an affiliate of Leading, recently completed due diligence of Hanmi. D. H. Park, Chairman of IWL Partners, said, “We have completed due diligence and are in serious discussions with Hanmi regarding a substantial capital investment.” The completion of any such transaction would be subject to, among others, the following conditions: (i) the negotiation of definitive documents and terms; and (ii) receipt of all required regulatory and shareholder approvals, as necessary.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and two loan production offices in Virginia and Washington State. Hanmi Bank specializes in commercial, Small Business Administration (“SBA”) and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
About Leading Investment & Securities Co., Ltd.:
Leading Investment & Securities Co., Ltd. is a Korea-based financial service provider, specializing in providing securities brokerage, mergers and acquisitions and investment banking services and other financial services to a broad range of clients, including corporations, institutional investors and individuals. The Company’s goal is to become Korea’s leading on-line investment bank. Additional information is available at www.leading.co.kr.
About IWL Partners, LLC:
Established in 2007, IWL Partners, LLC is dedicated to buyouts of financial institutions. The Company’s investment philosophy is to create value by exercising shareholder leadership through aligning interests of various stakeholders of a company. After two successful acquisitions of Korean financial institutions, the Company is currently seeking investment opportunities in banking industries in the Pacific Rim, including the U.S.
Forward-Looking Statements:
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: the ability of Leading Investment & Securities Co., Ltd. and its affiliates to complete the proposed investments mentioned herein; receipt of requisite regulatory approvals of those investments; general economic and business conditions in those areas in which we operate; deterioration in the credit markets; availability of capital from private and government sources; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to our real estate portfolio; risks associated with SBA loans; changes in governmental regulation; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; adequacy of our allowance for loan losses, credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; the ability of borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to successfully integrate acquisitions we may make; the availability of capital to fund the expansion of our business; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q filed thereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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